EXHIBIT 99.1

IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. COMPLETES $12.0 MILLION

SUBORDINATED DEBT OFFERING

Southampton, Pa., March 2, 2023 – Quaint Oak Bancorp, Inc. (OTCQB: QNTO) (the “Company”), the holding company for Quaint Oak Bank (the “Bank”) announced the completion of a private offering of $12.0 million in aggregate principal amount of fixed rate subordinated notes due March 15, 2025 (the “Notes”) to certain qualified institutional buyers on March 2, 2023. The Company intends to use the net proceeds of the offering for general corporate purposes.

The Notes bear interest at a fixed annual rate of 8.50%, payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2023. The Notes’ maturity date is March 15, 2025. The Company is entitled to redeem the Notes, in whole or in part, on or after March 15, 2024, and to redeem the Notes at any time in whole upon certain other events, at a redemption price equal to 100% of the outstanding principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date.

Robert T. Strong, President and Chief Executive Officer, stated “We are very pleased to announce the completion of our $12.0 million subordinated debt offering and with the positive response we received to this transaction.”

PNC FIG Advisory, part of PNC Capital Markets LLC, served as sole placement agent for the offering. Silver, Freedman, Taff & Tiernan LLP served as legal counsel to the Company, and Pillar+Aught served as legal counsel to the placement agent.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include, Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Real Estate, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations with the exception of Quaint Oak Real Estate, LLC, which operates solely in Pennsylvania. Quaint Oak Bank also has a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059